As filed with the Securities and Exchange Commission on March 20, 2017
Registration No.  333-215782

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
To
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

 Korth Direct Mortgage LLC
KDM
(Exact Name of Registrant as Specified in Its Charter)

Florida	6162	27-0644172
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization	Classification Code No.) Korth Direct Mortgage LLC KDM 2937 SW 27th Avenue Ste. 307 Miami, Florida 33133	Identification No.)
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James W. Korth, Chief Executive Officer
2937 SW 27th Avenue Ste. 307
Miami, Florida 33133
 (305) 668-8485
(Name, address, including zip code, and telephone number, including area code, of agent for service)
 Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

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If any of the securities being registered on this form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE
Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Mortgage Secured Notes (“MSNs”)SM	$100,000,000	$11,590

(1)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price. SM Mortgage Secured Notes and MSN are Service Marks of Korth Direct Mortgage LLC.

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED March 20, 2017

$100,000,000

Mortgage Secured NotesSM

(“MSNs”)

This is a public offering of up to $100,000,000 in principal amount of Mortgage Secured Notes issued by KDM. We refer to our Mortgage Secured Notes as the “Notes.”

We will issue the Notes in series. Each series will correspond to a single mortgage loan or a pool of mortgage loans to a specific borrower. In this prospectus, we refer to these as “mortgage loans,” and we refer to the mortgage loan funded with the proceeds we receive from a particular series of Notes as the “corresponding mortgage loan” or “CM Loan” for the series.

Important terms of the Notes include the following, each of which is described in detail in this prospectus:

•
Our obligation to make payments on a Note will be limited to an amount equal to the investor’s pro rata share of amounts we receive with respect to the corresponding loan for that Note, net of our  service charge. We do not guarantee payment of the Notes or the corresponding mortgage loans, and the Notes are not obligations of our borrowers.

•
The Notes will have a stated, fixed interest rate, which will be the rate for the corresponding mortgage loan less the servicing fee. The interest rates are determined at the time each loan is originated or acquired by us.

•	All Notes will have terms reflective of the CM Loan
•
All Notes in the case of a distressed or non-performing CM Loan may have their terms modified to match the terms of the CM Loan which may be modified if in the judgement of the Company, acting as fiduciary, such modification of the CM Loan is in the best interest of the Noteholders.

•
We will offer all Notes at prices to be determined at the time of the offering. All Notes may be offered directly or through underwriters to investors, and there will may underwriting discounts or commissions.

•
All Notes will be issued in electronic form only and will not be listed on any securities exchange. Notes will be generally transferable from broker to broker for client accounts through the facilities of the Depository Trust Clearing Corporation. There can be no assurance, however; that an active market for any Notes will develop on the trading Program or that the trading Program will be available to residents of all states.

This offering has risks. See “Risk Factors” beginning on page18.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

SM Mortgage Secured Notes and MSNs are Service Marks of Korth Direct Mortgage LLC.

The date of this prospectus is March 20, 2017.

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ABOUT THIS PROSPECTUS

This prospectus describes our offering of our Mortgage Secured Notes or MSNs, which we refer to in this prospectus as the “Notes.” This prospectus is part of a registration statement filed with the Securities and Exchange Commission, which we refer to as the “SEC.” This prospectus, and the registration statement of which it forms a part, speak only as of the date of this prospectus. We will supplement this registration statement from time to time as described below.

Unless the context otherwise requires, we use the terms “KDM”, “the Company,” “our company,” “we,” “us” and “our” in this prospectus to refer to Korth Direct Mortgage LLC, a Florida Limited Liability Corporation.

The offering described in this prospectus is a continuous offering pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). We will offer Notes from time to time. Before we post a mortgage loan request on our website and thereby offer the series of Notes corresponding to that mortgage loan, as described in “About the Loan Program,” we prepare a supplement to this prospectus, which we refer to as a “Term Sheet” or “Loan Term Sheet.” In that Term Sheet, we provide information about the series of Notes offered for sale on our website that correspond to the posted mortgage loan or loans, if it is funded and closed, as well as information about any other series of Notes then being offered for sale on our website. We file these Term Sheets pursuant to Rule 424(b) under the Securities Act within two business days of the initial posting of each loan request. We also make filings of supplements to this prospectus pursuant to Rule 424(b) under the Securities Act, which we refer to as Final Loan Pricing Prospectus Supplements or “Sales Reports,” in which we report sales of Notes and final terms. The sales reports include information about the principal amount, the terms of the mortgage loan, its rating if any and the interest rate and principal payments of the corresponding series of Notes sold. The sales reports are also posted to our website.

We will prepare prospectus supplements to update this prospectus for other purposes, such as to disclose changes to the terms of our offering of the Notes, provide quarterly updates of our financial and other information included in this prospectus and disclose other material developments after the date of this prospectus. We will file these prospectus supplements with the SEC pursuant to Rule 424(b) and post them on our website. When required by SEC rules, such as when there is a “fundamental change” in our offering or the information contained in this prospectus, or when an annual update of our financial information is required by the Securities Act or SEC rules, we will file post-effective amendments to the registration statement of which this prospectus forms a part, which will include either a prospectus supplement or an entirely new prospectus to replace this prospectus.

The Notes are not available for offer and sale to residents of every state. Our website will indicate the states where residents may purchase Notes. We will post on our website any special suitability standards or other conditions applicable to purchases of Notes in certain states that are not otherwise set forth in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC in connection with this offering. In addition, we file annual, quarterly and current reports and other information with the SEC. You may read and copy the registration statement and any other documents we have filed at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s internet site at http://www.sec.gov.

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement and the exhibits, schedules and amendments to the registration statement. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the Notes, we refer you to the registration statement and to the exhibits and schedules to the registration statement filed as part of the registration statement or incorporated therein by reference. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement.

We “incorporate” into this prospectus information we file with the SEC in our Annual Reports on Form 10-K and Quarterly reports for all the years and quarters for the time this prospectus is valid and Prospectus Supplements that are filed intermittently when loans are made and notes are sold, which either contain new or updated loan listings or loan issuances (sales). This means that we disclose important information to you by referring to these periodic reports. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus automatically updates and supersedes previously filed information.

You may request a copy of any or all of the reports or documents that have been incorporated by reference, which will be provided to you at no cost, by writing, telephoning or emailing us. Requests should be directed to Customer Support, 2937 SW 27th Ave, Suite 307, Miami, FL, 33133; telephone number (786) 567-3117; or emailed to info@KDMinvestor.com. In addition, these reports or documents are also available on our website at www.KDMinvestor.com.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information appearing in this prospectus, including our financial statements and related notes, and the risk factors beginning on page 13 before deciding whether to purchase our Mortgage Secured Notes.

Overview

KDM is both an online and traditional company that enables its borrowers to borrow money on a first mortgage basis and investors to purchase Mortgage Secured Notes, the proceeds of which fund specific mortgage loans made to borrowers. Each Series of Notes is secured by and corresponds directly to the financial terms of a mortgage owned by KDM.

About the Loan Program

We offer qualified borrowers to obtain commercial mortgage loans with interest rates and other terms that they find attractive. We also purchase existing commercial loans from banks and other lenders. We provide KDM investors with the opportunity to fund specific mortgage loans with credit characteristics, interest rates and other terms the investors find attractive by purchasing interests in Notes that in turn are dependent for payment on the payments we receive from the mortgage loan or pool of loans which correspond to the Note. To identify the mortgage loans we give them an internal identifying number and the corresponding Note has the same number however,  loans will have the letter “L” and Notes will have the letter “N” after the hyphen. For example: We may issue Loan Number KDM2017-L031 and issue corresponding Note KDM2017-N031. A loan number could refer to a pool of loans at which time the corresponding Note would refer to the entire pool of loans.

As a part of operating our lending program, for all loan originations or purchases, we verify the identity of borrowers, obtain borrower s’ credit profiles from consumer reporting agencies (which are also called credit bureaus) such as TransUnion, Experian or Equifax and screen borrowers for eligibility to participate in the Program. We also service the borrower loans on an ongoing basis; and demand and review the property appraisals and verify the assumptions incorporated in those appraisals and make the appraisals available to potential Note purchasers. We then make a loan to value and debt service coverage ratio analysis and determine the experience of the borrow operating the property. Based on these and other factors we assign a rating to the loan (Please see “Our Loan and Note Rating Program”) and propose an interest rate, maturity and pre-payment penalty. If accepted by the borrower, we structure a Note for investors which is secured by and corresponds directly to the terms of the loan. The Note is offered on a when as and if issued basis to investors and if sufficient investors agree to purchase the Note then a closing occurs both for the Note and the underlying loan. Existing loans may also be purchased by us from other lenders and corresponding Notes sold to fund those purchases.

The Notes

 The Notes will be special limited obligations of KDM only and not obligations of any borrower. However, each Note is secured by the corresponding mortgage loan or pool of loans and holders of interest in the Note have a security interest in the corresponding loan(s) and the proceeds of those corresponding loan(s).

KDM will pay principal and interest on each Note in an amount equal to the principal and interest payments, if any, KDM receives on the corresponding loan or pool of loans net of KDM’s service charge. KDM will also pay to investors any other amounts KDM receives on each Note, including late fees and prepayments, subject to the service charge, except that KDM will not pay to investors any unsuccessful payment fees, check processing and other processing fees, collection fees we or a third-party collection agency charge. KDM may retain an interest in each loan and if it does so will then issue interests in the Note equivalent to its level of investment not retained in the loan. These interests will be held in an account at a licensed broker dealer who is either a member or a correspondent of a member of Depository Trust Company.

All Notes issued by KDM will have a CUSIP Number and be held at the facilities of the Depository Trust Company. Members of the Depository Trust Company will hold interests in each Note in behalf of investors in the Notes.

Notes are distributed through broker dealers to their clients and financial advisors who manage accounts for clients of broker dealers and we rely on those financial institutions for identifying and managing the interests of their customers.

All broker dealers distributing our Notes are members of FINRA and all financial advisors who we may deal directly with are registered with the Securities and Exchange Commission.

If KDM were to become subject to a bankruptcy or similar proceeding, it is expected the holder of a Note will have a claim against KDM that is secured by the underlying loan.

KDM Loans to Borrowers

KDM generally offers Commercial Loans and may purchase Commercial Loans in the secondary market. Commercial Loans are obligations of single dedicated LLC borrowers, secured by a first mortgage on income producing real estate property. For all loans, KDM completes a rigorous due diligence process before purchasing the loan. Among other things, this process includes reviewing the borrower’s reports, verifying income, receiving independent appraisals of property value, making an environmental review where warranted, and escrowing both taxes and insurance. When a loan is identified for purchase a    Term Sheet  for the sale of the corresponding Note is created which fully describes the loan and the underwriting process. When a loan is finalized a Prospectus Supplement called a “Sales Report” is issued and filed with the Securities and Exchange Commission. For more information, see “Purchases of Notes and Loan Closings.”

About Korth Direct Mortgage LLC

We were incorporated in Florida in July 2009 under the name HCMK Consulting, LLC. We changed our name to J W Korth & Company LLC and then Korth Direct Mortgage LLC in August of 2016. Our principal executive offices are located at 2937 SW 27th Avenue Suite 307, Miami, Florida 33133, and our telephone number is (800) 454-1628. Our website address is www.KDMinvestor.com. Information contained on our website is not incorporated by reference into this prospectus; however, some information on our website may constitute a free writing prospectus.

Our operating history is limited. Since our incorporation we have done only limited business. We are currently 100% supported by J. W. Korth & Company Limited Partnership, an SEC registered member of the Financial Regulatory Authority. J. W. Korth was founded in 1982 and has an extensive history in managing the underwriting and distribution of debt securities.

Issuer	Korth Direct Mortgage LLC

Notes offered
Mortgage Secured Notes, issued in series, with each Note related to and secured by one corresponding borrower loan or pool. Loans and Notes have the same identifying numbers except for the fact that Loan numbers have an “L” after the hyphen and Note numbers have an “N”.

Offering price	To be determined and described in the related Pricing Supplement for that Note.

Maturity date	To be determined and described in the corresponding Pricing Supplement for that Note.

Principal Payment Schedule	To be determined and described in the related Pricing Supplement for that Note.

Interest rate	Each series of Notes will have a stated interest rate on same terms as the underlying mortgage loan net of our servicing fee.

Payments on the Notes
You will receive principal and interest on your pro rata share of any Note you purchase in an amount equal to your pro rata portion of the principal and interest payments, if any, we receive on the corresponding loan or pool of loan, net of our service charge. We will also pay you any other amounts we receive on the Notes, including late fees, penalties, except that we will not pay to investors any unsuccessful payment fees, check or other processing fees, collection fees we or our third-party collection agency charge.
We will make any payments on the Notes within twenty four business days after we receive the payments from borrowers on the corresponding loan. The delay is related to the rules of the Automated Clearing House System where we collect most payments and to make payments consistent for a certain date and to give enough time for borrowers to make payments prior to the late payment date and still pay Notes on the 25th of each month to the investors. Certain larger investors may receive notes with payment terms that are shorter based on negotiations at the time of sale. The Notes are not guaranteed or insured by any third party or any governmental agency. See “Description of the Notes” for more information.

CM loans are generally repayable in monthly installments of principal and interest, or interest only. Loans may be repaid at any time by our borrowers. Loans may have pre-payment penalties which will flow through to you, the holder, of an interest in the corresponding Note for the loan. In the case of a partial prepayment of a loan and after payment of any applicable penalty, we use the remainder to automatically reduce the outstanding principal which effectively reduces the term of the loan as the monthly payment amount remains unchanged.

Ranking
The Notes will be contractually senior to all other indebtedness of KDM and separate and distinct from each other. The Notes will be secured special obligations of KDM. The security for each Note will be the corresponding note and first mortgage obligation of a borrower. KDM will be obligated to pay on each Note in a series only if, and to the extent that, KDM receives principal, interest, or late fee payments from the borrower on the corresponding loan funded by the proceeds of that series, and such borrower loan payments will be shared ratably among all Notes of the series after deduction of KDM’s service charge. In the event of a bankruptcy or similar proceeding of KDM, the relative rights of the holder of a Note should be separate and distinct, related directly to the underlying security, and held separate from the holders of other other indebtedness of KDM. If KDM were to become subject to a bankruptcy or similar proceeding, the holder of a Note will have a secured claim against KDM that will be limited in recovery to the corresponding borrower loan.

As of December 31, 2016, KDM had no outstanding debt.

Service charge
Prior to making any payments on a Note, we will deduct a service charge as described in the Pricing Supplement for that Note. See “Loan Servicing” for more information. The service charge will reduce the effective yield on your Notes to their stated interest rate.

Use of proceeds	We will use the proceeds of each Note to fund the corresponding borrower loan originated through our Program.

Electronic form and transferability
The Notes will be issued in electronic form only and will not be listed on any securities exchange. The Notes will only be transferable through the facilities of Depository Trust Clearing Corporation via a registered broker dealer. There can be no assurance, however, that an active market for Notes will develop.

KDM Note Ratings
KDM rates each Note based on its ratings for the underlying loan. Ratings can range from AAA to D. KDM is not a Nationally Recognized Statistical Rating Organization registered with the Securities and Exchange Commission and has a conflict of interest in issuing ratings.

The rating is based on a statistical formula that includes hard empirical numbers and certain judgements made by the loan officers at KDM and experienced underwriting personnel at J. W. Korth & Company. (Please see “Our Loan and Note Rating Program”)

Other rating agencies who may be Nationally Recognized Statistical Rating Organizations may also rate the Loans. If this occurs it will be described in the Loan Term Sheet for the Loan and corresponding Note.

QUESTIONS AND ANSWERS

Q:	Who is KDM?

A:
KDM stands for Korth Direct Mortgage LLC. KDM is a program that loans money to borrowers on a first mortgage basis and securitizes the loans in the form of Notes secured by the underlying loans and sells those notes through broker dealers or directly to investors. KDM’s parent company is J. W. Korth & Company, L.P., a 35 year old FINRA and SEC registered broker dealer.

Q:	What are our First Mortgage Secured Notes?

A:
Investors may buy interests in our Mortgage Secured Notes issued by KDM. In this prospectus, we refer to our Mortgage Secured Notes as the “Notes.” Each Note will have a stated interest rate, which is the interest rate for the corresponding loan less our service charge. We will pay principal and interest on any Note you purchase in an amount equal to your pro rata portion of the principal and interest payments, if any, we receive on the corresponding loan, net of our service charge. We will also pay you any other amounts we receive on the Notes, including late fees and penalties, except that we will not pay to investors any unsuccessful payment fees, check processing or other processing fees, collection fees we, or our third-party collection agency, charge. The service charge for each Note will reduce the effective yield on your Notes to their stated interest rate. The Notes are special, limited obligations of KDM only and not the borrowers. The Notes are secured by and effectively represent an ownership interest in the corresponding loans, their proceeds, and the underlying mortgage. Specific terms of any of our underlying notes including the service charge will appear in the respective   Term Sheet and  Sales Report Notes.

Q:	Who are the investors in our Notes?

A:
Investors are individuals and organizations that have the opportunity to buy our Notes. Investors must have an account with a broker dealer who is also a member of the Financial Regulatory Authority. Financial Advisors may also be contracted by you to purchase notes for your account at a broker dealer.

Q:	What are the borrower loans?

A:
The loans are secured commercial mortgage loan obligations of, generally, single entity borrowers with the underlying security, the terms, the loan to value and other information described in a   Term Sheet and Sales Report for each loan. Each loan is originated by us, through our website or loan brokers and can be funded by a bank or from our Trust Account at closing or may be purchased by KDM and funded by issuing Notes to investors.

Q:	Do investors loan funds directly to borrowers?

A:
No. Investors do not make loans directly to our borrowers. Instead, investors purchase Notes issued by KDM. Even though investors do not make loans directly to borrowers, they will nevertheless be wholly dependent on borrowers for repayment of any Notes investors may purchase from KDM. If a borrower defaults on the borrower’s obligation to repay a corresponding loan, KDM will not have any obligation to make any payments on the related Notes until money is received from foreclosing on the corresponding loan.

Q:	What loan amounts are available to borrowers on our Program?

A:	Borrowers may secure commercial loans from $200,000 to $25 million.

Q:	Does KDM fund loans itself on the Program?

A:
From time to time, KDM itself funds loans or portions of loans. We have no obligation to fund loans. To the extent we fund loans, and issue a Note for the loan, we will do so by purchasing an interest in the respective Note ourselves. Any investment made by us is on the same terms and conditions as all other investors. There is no notation in any loan listing signifying that we have participated in the funding of any loan request.

Q:	How does KDM verify a borrower’s identity?

A:
During borrower registration, we verify the identities by comparing supplied names, social security numbers, addresses and telephone numbers against the names, social security numbers, addresses and telephone numbers in the records of a consumer reporting agency, as well as other anti-fraud and identity verification databases. We also currently require each new borrower to supply information about the borrower’s bank account. If we purchase loans from another financial institution, we may rely on the selling institution to identify the borrower.

Q:	How do we set interest rates on loans?

A:
Interest rates are set by first monitoring various sources of information as to the current levels of commercial loan rates. Using these levels, proposed Note rates and maturities and terms are presented to investors on a To Be Announced (“TBA”) basis. A TBA offering may describe the general characteristics of a loan in the form of a TBA term sheet. Investors are solicited to participate on a TBA basis and orders are subject to final confirmations after a Term Sheet and Sales Report are created filed and delivered to investors. Loan rates are therefore primarily set by investor interest at certain levels.

Q:	When are the final payment dates for loans and the corresponding Notes?

A:
The payment dates for each series of loan are different and are described in each loan’s corresponding Note Pricing Supplement. All Note payment dates may be extended if the corresponding loan is in collection and payments are received after the initial stated maturity date. KDM monitors the payments on each loan and will work with the borrower as necessary to maximize the return of any loan to investors. In the case of any loan extension, the interest rate on the note may increase to a much higher default rate. This higher rate will be paid upon foreclosure and sale of the underlying property and will be net of foreclosure expenses and our service charge.

Q:	What effects do the service charge and our retaining certain fees have on the expected return of the Notes?

A:
Each loan has its own Service Charge described in the Pricing Supplement. The Service Charge is targeted at 1% of the face value of the loan but may be higher or lower depending on fees we may have to pay to brokers to originate loans and other costs. The service charge reduces the interest you receive on your Notes. The service charge also reduces any late fees or amounts obtained from collections (net of any collection fees or other costs charged by us or our outside collection agency) that you may receive. Fees paid by borrowers directly in addition to their required monthly payment have no effect on the payments you receive on your Notes. For a description of our service charge and other fees, see “How our Service Charge Applies” and “Loan Servicing.”

Q:	Will KDM make payments on a Note if the corresponding loan borrower for the Note defaults?

A:
Yes or No depending on the Loan and circumstances. If the loan corresponding to your Note defaults and the borrower does not pay KDM, KDM will not be obligated to make payments on your Note, and you will not receive any payments on your Note until and if we foreclose and sell the property or we complete and assignment of rents.

We have no obligation to make any payments of principal or interest on a Note unless, and then only to the extent that, we receive payments in respect of the corresponding loan, net of our service charge. All payments are made on a pro rata basis, including any payments due to KDM on account of portions of the corresponding loan, if any, funded by KDM itself. Therefore, if a  borrower makes only a partial payment on a corresponding loan and KDM has funded a portion of the loan, all holders of Notes and KDM will be entitled to receive their pro rata portion of the payment. In the case of most commercial loans, KDM , as lender, pursuant to an assignment of rents, will be able to have the renters of the property pay their rents directly to KDM. In these cases KDM will forward each Noteholder’s pro-rata share of the rents collected less any out of pocket costs such as legal for executing the assignment. In such cases an assignment will not curtail or delay a foreclosure and subsequent sale on the property to recover the principal on the loan.

Q:	Are the Notes secured by collateral?

A:	Yes. The Notes are secured by first mortgage on the property corresponding to the borrower’s loans. They are not guaranteed or insured by any third party or backed by any governmental agency.

Q:
If KDM were to become subject to a bankruptcy or similar proceeding, who would service the loans?

Mortgage loan servicing is a service provided by many companies. In the event of a bankruptcy or a wind up of KDM business, such a company could be engaged to manage the loan portfolio and make the payments to investors.

Q:	How do investors receive payments on the Notes?

A:
All payments on the Notes are processed through the facilities of Depository Trust Clearing Corporation and will be delivered for credit to each investor’s respective brokerage account by delivery of funds to their corresponding brokers.

Q:	What is the “in trust for” bank account, and how does FDIC insurance apply to it?

A:
We maintain a pooled bank account titled in our name “in trust for” investors, which we refer to as the ITF account. Investors’ unused fund balances are maintained in the ITF account, including funds committed for Note purchases that have not yet closed and payments on Notes that the investor has not withdrawn or invested in additional Notes. We disclaim any economic interest in the assets in the ITF account, and no KDM monies are ever commingled with the assets of investors in the ITF account. Funds in the ITF account are maintained at an FDIC financial institution, currently JP Morgan Chase. The ITF account is FDIC-insured on a “pass through” basis to the individual investors, subject to applicable limits. This means that each individual investor’s balance is protected by FDIC insurance, up to the limits established by the FDIC. Other funds an individual investor has on deposit with JP Morgan Chase for example, may count against any applicable FDIC insurance limits. The ITF account is non-interest bearing.

Q:	Can investors collect on late payments themselves?

A:	No. Investors must depend on KDM or our third-party collection agents to pursue collection on delinquent loans.

Q:	What happens if a borrower repays a loan early?

A:
We allow borrowers to make extra payments on, or prepay, their loans in part or entirely at any time without penalty. In the event of a prepayment of the entire unpaid balance (which includes interest, fees (if any), and principal) of a loan on which your Notes are dependent, you will receive your share of such prepayment as full repayment of the Note. As a result of this prepayment, you may not receive the full return you had anticipated and will have to redeploy this capital earlier than anticipated. If a borrower partially prepays a loan, we will pay you your share of the prepayment amount we receive. We will then automatically reduce the outstanding principal by the pre-paid amount in excess of the current payment and penalties. The borrower’s monthly payment remains unchanged. With the reduced principal amount and the unchanged monthly payment, the loan will be paid in full earlier than the initial stated term of the loan, effectively reducing its term.
The Term Sheet and Sales Report for each loan will describe any pre-payment penalty associated with any underlying loan. If there is a prepayment penalty, the value of that penalty if paid will be shared pro-rata with the Note holders for that underlying loan.

Q:	How does KDM make money from the Program?

A:
We earn revenue from the fees we charge our borrowers and investors. We charge borrowers and note investors origination fees that range from 1.00% to 5.00% that are paid upon the issuance of the loan or the issuance of the Notes. We charge investors a service charge on the amounts of interest paid by KDM to investors with respect to each Note. We also earn interest on loans to the extent that we fund those loans ourselves. The details regarding the loans and the fees for any Note are described in the related Term Sheet and Sales Report for each loan. From the fees we charge we will pay the Trustee for your Notes, and the broker dealers who distributed the Notes to you and safe keep them for you in your account.

Q:	How are the Notes being offered?

A:
We are offering the Notes through broker dealers and will pay underwriting discounts or charge commissions to investors for acquisition of the notes. The underwriters are responsible for determining suitability of the Notes for their investors and are further responsible for identification of their customers under all anti-terrorism or money laundering statutes. The broker dealers will also be responsible for holding the notes in customer accounts and communicating any information regarding KDM or the Notes to their customers. KDM is not expected in most circumstances to know the identity of the Note interest holders.

Q:	Will I receive a certificate for my Notes?

A:
No. The Notes are issued only in electronic form. This means that each Note will be stored on our internal system and at the facilities of Depository Trust Company. Evidence of your ownership of Notes will appear on your brokerage statements.

Q:	Will the Notes be listed on an exchange?

A:	No. The Notes will not be listed on any securities exchange.

Q:	Will I be able to sell my Notes?

A:
The Notes are generally transferable from broker dealer to broker dealer on behalf of their clients. There can be no assurance, however, that an active market for any particular Note will develop or that there will be a buyer for any particular Note. Further, purchase of notes may not be available in certain states. Our website, KDMinvestor.com, will describe the status of the notes in each state.

Q.	Do the Notes have Risk?

A:	Yes. Please see “RISK FACTORS.”

RISK FACTORS

Our Notes involve a degree of risk. In deciding whether to purchase Notes, you should carefully consider the following risk factors. Any of the following risks could have a material adverse effect on the value of the Notes you purchase and could cause you to lose all or part of your initial purchase price or adversely affect future principal and interest payments you expect to receive.

RISKS RELATING TO THE NOTES AND THE CORRESPONDING LOANS ON WHICH THE NOTES ARE DEPENDENT

You may lose some of your initial purchase price for the Notes.

The Notes depend entirely on payments to KDM of borrower’s loans secured by first mortgage obligations and contemporaneous payments on the Notes, which are special, limited obligations of KDM. Notes are suitable purchases only for investors of adequate financial means who, in the instance of a default on the underlying loan, would have to wait for a foreclosure to recover some or all of the principal invested in the Note.

Payments on each Note depend entirely on the payments, if any, we receive on the corresponding loan related to that Note. If a borrower fails to make any payments on the corresponding loan related to your Note, you will have to wait for the underlying loan to be foreclosed, and the property resold, to get a return of principal and interest arrears on your note.

We will make payments pro-rata on a series of Notes, net of our service charge, only if we receive the borrower’s payments on the corresponding loan and such payments clear and therefore become available for distribution to investors. We will not pay to investors any unsuccessful payment fees, check processing fees, or collection fees, we or our third-party collection agency charge. In the unlikely event we do not receive any payments on the corresponding loan related to your Note, you will not be entitled to any payments under the terms of the Notes, and you will not receive any payments. The failure of a borrower to repay a loan is not an event of default by KDM under the terms of the Notes.

Borrower credit information may be inaccurate or may not accurately reflect the borrower’s creditworthiness, which may cause you to lose part or all of the purchase price you pay for a Note.

While we primarily focus on the underlying property and its cash flow to repay your Note, we do obtain, where warranted, borrower credit information from consumer reporting agencies, such as TransUnion, Experian, or Equifax. A credit score may not reflect that borrower’s actual creditworthiness because the credit score may be based on outdated, incomplete or inaccurate consumer reporting data, and we do not verify the information obtained from the borrower’s credit report. Additionally, there is a risk that, following the date of the credit report that we obtain and review, a borrower may have:

•	become delinquent in the payment of an outstanding obligation;
•	defaulted on a pre-existing debt obligation;
•	taken on additional debt; or
•	sustained other adverse financial events.

Moreover, investors do not, and will not, have access to financial statements of borrowers, or to other detailed financial information about borrowers. A loan to a specific borrower due to fraud or the problems above could result in an early delinquency, default and foreclosure on the loan.

Information supplied by borrower s could be inaccurate or intentionally false.
While, for loans we initiate, we make a reasonable effort for a complete due diligence on each borrower and verify credit reports, property ownership, rent collections, property values, coverage ratios and other concerns there is a chance that a borrower could present us with false information. We cannot be responsible for fraud and investors should be careful and diversify their accounts so that not too much exposure is taken with any single loan. This also holds true for loans we may purchase from other financial institutions.

We rely on third party appraisals to value the property securing the loan, and information from the borrower on cash flow and profitability of the income property.

While we make every effort to engage responsible licensed third party appraisers, we cannot be certain that the information and presentations they make are reliable. There could be mistakes that would affect the value of a property. Further appraisers may make judgements of value based on cash flow presented by borrowers. If a borrower were to falsify his cash flow it could affect the value shown in the appraisal. To verify cash flows we receive bank statements from borrowers. We cannot be held responsible for mistakes or fraudulent activities of borrowers or appraisers.

We rely on industry default and recovery rates for underwriting our loans and our default rates are untested against industry records and may be higher.

Due to our limited operational and origination history, we do not have significant historical performance data regarding borrower performance and we do not yet know what the long-term loan loss experience will be. It is possible that our default rates may be higher than the industry averages and our recovery rates may be lower than the industry averages.

Default rates on the loans may increase as a result of economic conditions beyond our control and beyond the control of borrowers.

 Loan default rates may be significantly affected by economic downturns or general economic conditions beyond our control and beyond the control of individual borrowers. In particular, default rates on loans on which the Notes are dependent may increase due to factors such as prevailing interest rates, the rate of unemployment, the level of consumer confidence, residential or commercial real estate values, the value of the U.S. dollar, energy prices, changes in consumer spending, the number of personal bankruptcies, disruptions in the credit markets and other factors.

If payments on the corresponding loans relating to the Notes become more than 30 days overdue, you may not receive the full principal and interest payments that you expect to receive on the Notes. Due to collection fees and other costs, and you may not recover all of your original purchase price.

If the borrower fails to make a required payment on a loan within 30 days of the due date, we will pursue reasonable collection efforts in respect of the loan. Referral of a delinquent loan to attorney on 31st day of its delinquency will be considered reasonable collection efforts. If we refer a loan to an attorney, we will monitor that loan until the property is foreclosed and resold and investors are paid. We may also handle collection efforts in respect of a delinquent loan directly. In the case of collection efforts, the costs of attorney fees will be charged against the loan and will reduce your net payments on your Note.

If you decide to invest through the Program and concentrate your investment in a single Note, your entire return will depend on the performance of a single loan.

 We expect that some borrowers will default on their loans and we will have to foreclose and sell the underlying property to recover the loan principal and interest in arrears. If you decide to invest through the Program and concentrate your investment in a single Note, your entire return will depend on the performance of a single loan. For example, if you plan to purchase $100,000 of Notes, and choose to invest the entire $100,000 in a single Note instead of in four $25,000 Notes corresponding to the loans of four different borrowers, your entire $100,000 investment will depend on the performance of a single loan. Failing to diversify your investment increases the risk of losing a portion of your investment due to a single borrower’s default, or a small number of borrower defaults. Diversification, however, will not eliminate the risk that you may lose some of the expected principal and interest payments on the Notes.

The KDM Program allows a borrower to prepay a loan at any time.  Borrower loan prepayments will extinguish or limit your ability to receive additional interest payments on a Note.

Borrower loan prepayment occurs when a borrower decides to pay some or all of the principal amount on a loan earlier than originally scheduled. A borrower may decide to prepay all, or a portion of, the remaining principal amount at any time. In the event of a prepayment of the entire remaining unpaid principal amount of a loan on which the Notes are dependent, you will receive your share of such prepayment, net of our service fee. However, further interest will not accrue after the date on which the payment is made. If a borrower prepays a portion of the remaining unpaid principal balance on a loan on which the Notes are dependent, we will reduce the outstanding principal amount and interest will cease to accrue on the prepaid portion. As a result of the combination of the reduced principal amount and the unchanged monthly payment, the effective term of the loan will decline. If a borrower prepays a loan in full or in part, you will not receive all of the interest payments that you originally expected to receive on Notes that are dependent on that loan, and you may not be able to find a similar rate of return on another investment at the time at which the loan is prepaid. Most loans will have an early pre-payment penalty of up to 5% and you will receive your pro-rata portion of this penalty assessment, if it applies, when a loan is paid early. Details of pre-payment penalties for each Loan and the corresponding Note will appear in that Note’s Term Sheet and Sales Report.

Prevailing interest rates may change during the term of the loan on which your Note is dependent. If this occurs, you may receive less value from your purchase of the Note in comparison to other investment opportunities. Additionally, borrowers may prepay their loans due to changes in interest rates, and you may not be able to redeploy the amounts you receive from prepayments in a way that offers you the return you expected to receive from the Notes. Further, if interest rates rise, and  you decide to sell your Notes before the borrower pays off the corresponding Loan, you may receive a sale price below par.

Investor funds in a KDM investor account do not earn interest.

Your funds in your KDM investor account represents an interest in a pooled demand deposit account maintained by KDM “in trust for” investors (“ITF account”) that does not earn interest. Investor funds committed to purchase Notes represent binding commitments, and such committed funds may not be withdrawn from accounts (unless and until corresponding loans included in the order are not funded, in which case the corresponding funds become available to the investor again). Funds committed to purchase Notes will not earn interest in the ITF account, and interest will not begin to accrue on a Note until the corresponding Loan has closed and the Note is issued.

The Notes will not be listed on any securities exchange, and generally will be transferable but investors may not find a market for their Note. J. W. Korth & Company plans to make a market in the Notes but is not obligated to do so.

The Notes will not be listed on any securities exchange. All Notes must be held by investors in their brokerage accounts. The Notes are transferable through registered broker dealers. There can be no assurance that an active market for Notes will develop and that there will be a buyer for any particular Notes offered for resale. Therefore, investors must be prepared to hold their Notes to maturity. J. W. Korth & Company, a broker dealer affiliate of KDM, plans to make a market in the Notes but cannot be obligated to do so.

RISKS RELATED TO KDM AND THE KDM PROGRAM

While our parent, J. W. Korth & Company, has a 35 year operating history, we have a limited operating history.

We anticipate that, should we decide to cease operations, our notes will still be serviced by another company. There is no guarantee that another real estate and mortgage servicer will provide the service. In this unlikely event there could be delays in payments of interest and principal on your notes.

If we are unable to increase transaction volumes, our business and results of operations will be affected adversely.

To succeed, we must increase transaction volumes on our Program by attracting a large number of borrowers and investors in a cost-effective manner. We intend to do this by using the wholesaling capabilities of our affiliate J. W. Korth & Company to reach out to financial advisors and representatives of broker dealers for investment by their clients in our Notes. We also plan to use mortgage brokers who have client borrowers to provide us with opportunities to make loans. J. W. Korth & Company is funding the development and staff for us. KDM currently has a single dedicated staff member. All others participating in its development have current positions at J. W. Korth & Company. While this process can be expected to continue for a long time, it is possible that we will not develop enough of a following either by loan brokers or securities brokers to sell enough loans or Notes to make KDM profitable. Should this occur, in the judgement of J. W. Korth & Company, then we would shut down new business efforts and turn the loans and notes we have created to a third party real estate loan servicer to wind up the program or we will wind it up ourselves.

The market in which we participate is competitive and, if we do not compete effectively, our operating results could be harmed.

The commercial mortgage market is competitive and rapidly changing. We expect competition to persist and intensify in the future, which could harm our ability to increase volume on our Program.

Our principal competitors include major banking institutions, credit unions, credit card issuers and other consumer finance companies. It is possible that one or more of these companies decide to compete directly with us. The results of such competition could harm our operating results.

We rely on third-party banks to disburse loan proceeds and process loan payments, and we rely on third-party computer hardware and software. If we are unable to continue utilizing these services, our business and ability to service the loans on which the Notes are dependent may be adversely affected.

We rely on a third-party bank to disburse loan amounts. Additionally, because we are not a bank, we cannot belong to and directly access the ACH payment network, and we must rely on an FDIC-insured depository institution to process our transactions, including loan payments and remittances to holders of the Notes. We currently use J P Morgan Chase for these purposes. Under the ACH rules, if we experience a high rate of reversed transactions (known as “chargebacks”), we may be subject to sanctions and potentially disqualified from using the system to process payments. We also rely on computer hardware purchased and software licensed from third parties to operate our Program. This purchased or licensed hardware and software may not continue to be available on commercially reasonable terms, or at all. If we cannot continue to obtain such services from this institution or elsewhere, or if we cannot transition to another processor quickly, our ability to process payments will suffer and your ability to receive principal and interest payments on the Notes will be delayed or impaired.

Competition for our employees is intense, and we may not be able to attract and retain the highly skilled employees whom we need to support our business.

Competition for highly skilled technical and financial personnel is extremely intense. We may not be able to hire and retain these personnel at compensation levels consistent with our existing compensation and salary structure. Many of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment.

In addition, we invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements and the quality of our services and our ability to service the loans could diminish, resulting in a material adverse effect on our business.

If we fail to retain our key personnel, we may not be able to achieve our anticipated level of growth and our business could suffer.

Our future depends, in part, on our ability to attract and retain key personnel. Our future also depends on the continued contributions of our executive officers and other key technical personnel, each of whom would be difficult to replace. In particular, our Founder and Chief Executive Officer is critical to the management of our business and operations and the development of our strategic direction. The loss of the services of Mr. Korth, or other executive officers or key personnel, and the process to replace any of our key personnel would involve significant time and expense and may significantly delay or prevent the achievement of our business objectives.

Purchasers of Notes will have no control over KDM and will not be able to influence KDM corporate matters.

The Notes offered through our Program grant no equity interest in KDM to the purchaser nor grant the purchaser the ability to vote on or influence our corporate decisions. As a result, our stockholders will continue to exercise 100% voting control over all our corporate matters, including the election of directors and approval of significant corporate transactions, such as a merger or other sale of our company or its assets.

Events beyond our control may damage our ability to maintain adequate records, maintain our Program or perform our servicing obligations. If such events result in a system failure, your ability to receive principal and interest payments on the Notes would be substantially harmed.

If a catastrophic event resulted in our Program outage and physical data loss, our ability to perform our servicing obligations would be materially and adversely affected. Such events include, but are not limited to, fires, earthquakes, hurricanes, terrorist attacks, natural disasters, computer viruses and telecommunications failures. We store back-up records via cloud storage services via several different companies. If our electronic data storage and back-up storage system are affected by such events, we cannot guarantee that you would be able to recoup your investment in the Notes.

RISKS RELATING TO COMPLIANCE AND REGULATION

Federal and State regulatory bodies may create new rules and regulations that could adversely affect our business.

In the wake of the last financial crisis, banking and finance regulation continues to evolve, increasing regulation by federal and state governments becomes more likely. Our business could be negatively affected by the application of existing laws and regulations or the enactment of new laws applicable to lending, mortgages, mortgage servicing, or securities distribution. The cost to comply with such laws or regulations could be significant and would increase our operating expenses, and we may be unable to pass along those costs to our investors in the form of increased fees.

If we discover a material weaknesses in our internal control over financial reporting which we are unable to remedy, or otherwise fail to maintain effective internal control over financial reporting, our ability to report our financial results on a timely and accurate basis may be adversely affected.

We are not currently required to have an audit of our internal control over financial reporting, and our independent registered public accounting firm has not performed such an audit. Should such a requirement arise and should we or our auditors discover a material weakness in our internal controls, our ability to report our financial results on a timely and accurate basis may be adversely affected.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus regarding KDM borrowers, credit scoring, FICO scores, our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about:

•	the status of borrowers, the ability of borrowers to repay loans, and the plans of borrowers;

•	expected rates of return and interest rates;

•	our ability to attract additional investors;

•	the attractiveness of our programs;

•	our financial performance;

•	the availability and functionality of the trading Program;

•	our ability to retain and hire competent employees and appropriately staff our operations;

•	regulatory developments;

•	our intellectual property; our estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and

•	changes in the regulatory environment.

We may not actually achieve the plans, intentions or expectations disclosed in forward-looking statements, and you should not place undue reliance on forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in forward-looking statements. We have included important factors in the cautionary statements included in this prospectus, particularly in the “Risk Factors” section, that could cause actual results or events to differ materially from forward-looking statements contained in this prospectus. Forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments we may make.

You should read this prospectus and the documents that we have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

ABOUT THE LOAN PROGRAM

Overview

KDM is a financial Program that enables its borrowers to borrow money and investors to purchase Mortgage Secured Notes, the proceeds of which fund loans made to individual borrowers.

Our lending program operates primarily by email, website, and telephone only. Our investor registration, processing and payment systems are automated and electronic. We encourage the use of electronic payments as the preferred means to disburse loan proceeds and remit cash payments on outstanding loans. We have no physical branches, no deposit-taking and interest payment activities.

We have positioned ourselves in the lending market as a Program for commercial real estate loans of higher quality borrowers, and borrowers who may not qualify for bank loans but otherwise their loans have strong property and mortgage related metrics. Property metrics depend on the type of loan being offered and a described in the related Pricing Supplement for the Notes related to the loan.

All loans are secured obligations of an individual borrower who is a single purpose entity to hold the underlying property. Loans have varying maturities and interest rates. Borrowers whose loans meet our underwriting standards receive commitments subject to distribution and funding of the Notes for the loan. Upon issuance of a distribution commitment, a  Term Sheet is created and distributed to financial advisors and registered representatives in our broker dealer’s Note distribution network. When we receive enough indications of interest for the loan, we set a closing date and collect the funds for the closing in our Investors Trust Account. Money is then disbursed from this account and the loan is closed. Payments received on the loan are generally made by Automated Clearing House collection from the borrowers account(s) and then disbursed through Automated Clearing House delivery through the facilities of Depository Trust Clearing Corporation to be credited to investor’s accounts at their respective DTC Member or those brokerage firms corresponding with DTC Members.

As part of operating our Program, we verify the identity of borrowers, obtain borrower s’ credit characteristics from a consumer reporting agency such as TransUnion, Experian or Equifax and screen borrowers for eligibility to participate in the Program and facilitate the posting of loan requests. We also verify the income from the underlying property, the debt service coverage and the loan to value using independent appraisers. We service loans on an ongoing basis.

We rely on the broker dealers who distribute our Notes to know their customers and operate under anti-money laundering and anti-terrorism statues. We manage the verification and identification of borrowers under those statutes.

We offer loans through our Program to borrowers throughout the United States. As of January 1, 2017, we are not dependent on any single party for a material amount of our revenue.

Borrowers who use our Program must identify their intended use of loan proceeds in their initial loan request.

We do not verify or monitor a borrower’s actual use of funds following the funding of a loan.

We attract investors via our website, www.KDMinvestor.com, through a variety of sources, but primarily broker dealers and financial advisors.

How the KDM Program Operates for Newly Issued Loans

 Step One: New Loan Registration

As a borrower the first step in using our Program is either directly contacting our lending officer(s) or contacting us through a mortgage broker. The KDM team, led by our Chief Lending Officer and comprised of investment bankers from the staff of J. W. Korth & Company, our parent, analyzes the property (or properties in the case of a pool) and proposed loan or pool of loans. If we believe the proposed loan or pool of loans is sound and a good investment for our lending clients then an application is taken. This application identifies the property location(s), age of the property or properties, the estimated loan(s) to value, the estimated debt service coverage ratio(s), the appraisal(s), the current condition(s), the occupancy rate(s), the maturity of the loan(s), the commission to the brokers (if any). If these facts are acceptable to KDM and the borrower, we issue a   Term Sheet which assigns the  Loan and Note numbers and describes the investment if summary detail and we seek expressions of interest from broker dealers and registered financial advisors for their clients. If we find enough interest for a loan and the related Note, a Placement Agent Agreement is signed between the KDM and J. W. Korth & Company or such other broker dealer acceptable to KDM.

The   Term Sheet at the minimum will contain all of the following information regarding the Loan and the reflective terms of the underlying Note:

•	Loan and Note Amount
•	Any rating issued by us or an independent rating agency
•	Price of Note to Investors
•	Type of Property
•	Credit Reports for Borrowers or Owners of Borrowers
•	Results of an Environmental Assessment where KDM believes it is warranted.
•	Date of Construction of Property
•	Location of Property
•	Appraised Value and identification of appraiser and complete appraisal
•	Debt Service Coverage Ratio and Related Analysis
•	Servicing Fee for KDM and effect on Note Yield to Investors
•	Expected Yield to Maturity of Note
•	Maturity Date of Loan and Note
•	Any Premium to be paid by investor for Note
•	Underwriters Discount or Placement Agent’s Commission, if any.
•	Net Proceeds to Borrower
•	Borrower’s statement on Use of Proceeds
•	Verification of Receipt of Rents, if applicable
•	CUSIP Number for the Note
•	Name and address of Loan Broker, if any
•	Name and address of Lead Underwriter or Lead Placement Agent, if any
•	Risks specifically related to the subject property

Step Two: Distribution of Loan and Corresponding Note Information, Orders for Notes, and Underwriting

After signing the Placement Agent Agreement, and completion of the Term Sheet, a CUSIP Number is acquired for the potential Note and J. W. Korth & Company or another broker dealer engaged by KDM will, as lead manager, solicit participation of its clients or the clients of other broker dealers and financial advisors on a “when, as and if issued basis”. This process can proceed under either as a “best efforts” or “firm underwriting” depending on the Note being sold and the market conditions at the time. Under either format, the participating securities dealers will sign a Master Selected Dealers Agreement or Master Underwriting Agreement. Both these agreements will require the participating dealers to be responsible for client identification under all Anti-Money Laundering and Anti-Terrorism statutes.

Step Three: Collection of Funds, Issuance of Notes, and Closing of the Loan

When the Mortgage Secured Notes are either underwritten or fully subscribed in a best efforts offering, funds will be delivered by the participating brokerage firms on behalf of their clients to the KDM In Trust For account. (This is a segregated account that only handles funds for collection from investing clients and closing of loans and is not comingled with any other account of KDM.) Once funds are collected, a Sales Report will be created distributed to investors and filed with the SEC,  the loan will be closed and a single master Note for the entire note issue will be delivered to Depository Trust Company (“DTC”) registered to Cede & Company and then the DTC member through which each participating dealer corresponds will be credited with the appropriate face amount of the Note for further credit to each its client accounts.

The Loan will be closed with KDM as the mortgagee and holder of the Borrower’s Note. These documents will be properly filed in the proper local jurisdiction..
The Sales Report for each Loan and Note will have describe any changes from the  Loan Term Sheet and the amount of Notes sold and the fact that under the Master Trust Indenture for the Note, KDM has specifically assigned all interest in the underlying mortgage to the holders of the corresponding Note

How the KDM Program operates for Acquisition of Existing Loans and the Issuance of Corresponding Notes

When KDM acquires an existing loan and issues corresponding notes the sale and closing process is same except that  KDM will purchase the borrower’s loan and mortgage from a third party investor. In these cases, information about the borrower may be more limited and appraisals may be less current. In such instances an estimate of value from a local expert may be acquired to bolster a longer dated appraisal. A history of loan payments will be an added verified feature in the Term Sheet for the loan. It is possible that existing loans may be purchased by KDM directly and then have Notes issued against them. In this case the price and yield of the loan at acquisition by KDM will be disclosed in the Term Sheet to investors as well as the net mark-up of the loan in the form of the corresponding Note. Loans may also be acquired by purchasing a participation in loans from another lending institution. In these cases the pricing of the participation and the net mark-up or down of the Loan in the form of the corresponding Note will be fully described to investors as well as a detailed description of the financial institution who is the maker of the Loan and the selling of the participation interest(s).

How KDM Prices Loans and Underlying Corresponding Notes

Note maturities and yields to investors must be competitive with other options they have for secured investments. Notes are not guaranteed by any federal agency, so they must stand against other types of lower-risk debt, such as lower investment grade corporate bonds or other mortgage loans. Simultaneously, the borrower may have other options for acquiring new mortgage funding and KDM must be competitive with these options to be able to acquire new loans against which Notes may be issued. The dynamic between these two marketplaces is the final determinant of each Note issuance in the relative market conditions on the date an offering is underwriting or becomes fully subscribed on a best efforts or underwritten basis.

How our Service Charge Applies

KDM must service the underlying loans and manage the distribution and payment of interest and principal on the underlying notes. For these services it charges an annual fee targeted at 1.00%; but it could be lower or higher for a given loan based on that Loan and the corresponding Note’s terms, as disclosed in the Pricing Supplement. The service charge accrues to KDM, and is paid by the borrower from the mortgage loan interest payments. It therefore creates a lower net interest on the underlying note to the investor. The service charge is applied to every interest payment received on the underlying loan. Therefore, if we receive 8.00% interest annually from the underlying loan your payments will be 7.00% annually, barring any other expenses. This servicing fee pays the ongoing cost of collection of interest and principal, disbursing your interest and principal to you on your Note, and our monitoring the loan and payment of auditing and trustee fees.

Verification of Property and Investor Information

KDM only posts information in its Pricing Supplements that it believes to be reasonably verified. A borrower or other parties could possibly provide us with fraudulent information. While we make every attempt to mitigate this possibility in our due diligence efforts, there can be no guarantee that everything we present is true and correct and therefore the possibility exists that information could be false and investors could lose money because of it.

How to Purchase Notes

Notes may only be purchased through registered broker dealers who participate in the distribution of Notes. You may contact J. W. Korth & Company at 800 454 1628 to learn which broker dealers can help you purchase Notes.

Loan Servicing

Loan payments are transferred to the KDM Clearing Account. This segregated account collects all Loan Payments and disburses the respective payment on the Notes to Depository Trust Company for credit to each participating broker dealer’s account. Broker dealer participants then make further credit to customer accounts of Note holders. We also debit this account for our servicing fees as described above.

In the event it becomes necessary to expend funds for the collection or protection of the Loan, or for the preservation or protection of the Property, including the institution of foreclosure proceedings, such expenses will initially be covered by Lender (to a maximum of $10,000), from funds provided from the Servicing Fee, or from J. W. Korth & Company, pursuant to the Support Agreement. After discussions with attorneys we believe $10,000 is sufficient to engage a counsel who will pursue a foreclosure to its end and defer his final payments to the proceeds received at the ultimate disposition of the property. Ultimately, all costs and expenses will be funded (or reimbursed to us) from the proceeds of any foreclosure or settlement. These expenses may reduce your interest payments or principal payments on your Note. (See "Risk Factors")

We disclose on our website to the relevant investors and report to consumer reporting agencies regarding borrowers’ payment performance on our loans. We have also made arrangements for collection procedures in the event of borrower default. When a loan is past due and payment has not been received, we contact the borrower to request payment. After a 15-day grace period, we may, in our discretion, assess a late payment fee. The amount is specific to each loan. This fee may be charged only once per late payment. Amounts equal to any late payment fees we receive are paid to holders of the Notes dependent on the relevant loans, net of our service charge. We often choose not to assess a late payment fee when a borrower promises to return a delinquent loan to current status and fulfills that promise. Each time a payment request is denied due to insufficient funds in the borrower’s account or for any other reason, we may assess an unsuccessful payment fee to the borrower in an amount of $15.00 per unsuccessful payment, or such lesser amount as may be provided by applicable law. We retain 100% of this unsuccessful payment fee to cover our costs incurred due to the denial of the payment.

If a loan becomes 31 days overdue, we identify the loan on our website as “Late (31-120),” and we refer the loan to a real estate attorney for foreclosure proceedings. In these cases, the interest rate on the loan moves to the highest legal rate in that state. All the costs and proceeds from a foreclosure and resale of a defaulted loan and mortgaged property are charged against the proceeds to investors on the corresponding Note. If funds remain after the property is resold and all expenses are paid, they will be distributed to the Note investors on a pro-rata basis.

The following table summarizes the fees that we charge and how these fees affect investors:

Description of Fee	Fee Amount	When Fee is Charged	Effect on Investors
Service charge on Notes	Generally, 1.00% of the interest and late fees received by KDM from borrowers in respect of each corresponding loan.[1]	At the time of any payments on the Notes, including Note payments resulting from prepayments or partial payments on corresponding loans	The difference between the interest paid by the borrower and the stated interest paid to investors on the corresponding note will be the service charge.[2]

Loan late fee	Assessed in our discretion; if assessed, the late fee is specific to each loan.	In our discretion, when a loan is past due and payment has not been received after a 15-day grace period	Distributed on a pro-rata basis to holders of the Note corresponding to the Loan

Loan unsuccessful payment fee	$35.00 per unsuccessful payment, or such lesser amount as may be provided by applicable law	May be assessed each time a payment request is denied, due to insufficient funds in the borrower’s account or for any other reason	Investors in the Notes do not share in this fee

Loan collection fee	Only charged after a loan becomes 31 days overdue if the collection agency or KDM is able to collect an overdue payment; collection fee is up to 35%, excluding litigation.	At the time of successful collection after a loan becomes 31 days overdue
Foreclosure fees charged by us or independent attorneys will reduce payments and the effective yield on the related Notes; Foreclosure fees will be retained by us or the independent attorney as additional servicing compensation

Check processing fee	$15.00 per check processed for any payments made by check	At the time a payment by check is processed	We retain 100% of this check processing fee to cover our costs

1 This may be higher or lower on some Notes. Exact charges will be specified in the Pricing Supplement for that note.
2 Other fees may apply in certain situations, including foreclosure, and will be detailed in the Pricing Supplement when applicable.

Participation in the Funding of Loans by KDM and Its Affiliates

From time to time, qualified loan requests on our Program may not be fully committed to by investors. To address these situations, we may fund portions of certain loan requests. Although we have no obligation to do so, we may fund portions of loan requests in the future. If we do fund loans in the future we will issue Notes directly to ourselves for that portion of the loan we fund.

Our affiliates, including our executive officers, directors and stockholders, may fund portions of loan requests from time to time. Since inception of the program, these affiliates have funded $54,500 of new loan requests and their outstanding principal balance was $54,500.

Historical Information about Our Borrowers and Outstanding Loans

As we go through the process to make this filing effective with the US Securities and Exchange Commission we plan on selling Notes under SEC Regulation D Rule 506(c) to accredited investors or Regulation 144A to Qualified Institutional Buyers. In selling these Notes we are using the same process described in this prospectus and using this document as last filed with the SEC as part of the disclosure process to investors. As soon as this Registration Statement is effective we intend to file the Term Sheet and Sales Report for each Note issued by us and thereby register those Notes.

We do not have any historical information compiled for these loans because they are new.

Use of Proceeds

We will use the proceeds of each series of Notes to fund a loan through the KDM Program designated by the investors purchasing such series of Notes.

Plan of Distribution

The Notes will be offered by KDM or through the efforts of brokers or dealers with whom we may enter into agreements from time to time. In connection with such agreements, we may agree to indemnify these brokers or dealers for certain liabilities, including liabilities under the Securities Act, liabilities arising from breaches of representations and warranties contained in any agreement with such brokers or dealers, and, potentially, to contribute to payments that the brokers or dealers may be required to make for these liabilities. We will pay all commissions to brokers or dealers, or in certain circumstances we, at the request of the broker or dealer, will deliver any payment that would have been paid to the broker or dealer to a specified investor.

Notes may be sold on a “best efforts” or “firm commitment” basis and the terms regarding a given Note will be disclosed in the Pricing Supplement for that Note.

All purchases of Notes will be made by investors through broker dealers.

All Notes will be offered to KDM investors at a price which may be at a discount or premium to their stated principal amounts, and there may be underwriting discounts or commissions paid on the Notes to broker dealers. Such information will be fully disclosed on the Pricing Supplement for each Note.

The information on any website maintained by any other third party is not part of the prospectus or this registration statement of which the prospectus forms a part, has not been approved and/or endorsed by us and should not be relied upon by any investor.

Description of the Notes

General

The Notes will be issued in series under an indenture dated ______________2017 as amended or supplemented, between KDM and Delaware Trust Company.

Each Note corresponds to one borrower Loan. All Notes will be U.S. dollar denominated, amortizing, and may have a fixed rate or floating of interest. Each Note will have a stated interest rate that is the same as the interest rate for the corresponding borrower loan and an aggregate stated principal amount equal to the corresponding borrower Loan.

Notwithstanding the foregoing, KDM has no obligation to make any payments on the Notes unless, and then only to the extent that, KDM has received payments on the corresponding Loan, as described under “Payments and Paying Agents” and “Limitations on Payments.” The Notes will also be subject to prepayment without penalty under certain circumstances as described under “Prepayments.”

Notes of each series will have an initial term described in its   Term Sheet and Sales Report. If there are amounts owing to KDM in respect of the corresponding Loan after the maturity of the Note, such funds will be delivered through their respective broker dealers at that time. The indenture does not limit the aggregate principal amount of Notes that KDM can issue under the indenture or the size of any series. When KDM funds some or all of a loan itself, interests in the Note will be issued to KDM for the amounts of the loan that KDM determines to fund itself or are funded by affiliates. These Notes may be resold by KDM or affiliates in secondary market transactions.

Notes and Loans will receive a designated Number as follows: KDM and four digit year hyphen then number series of  a letter and three digits beginning 001. The three digits will be identical for Mortgage Loans and their corresponding Note. Mortgage Loans will have the letter “L” before the three digits and  corresponding  Notes will have the letter “N”. Therefore, as an example, Loan Number KDM 2017-L031 will correspond directly to Note Number KDM 2017-N031.

We will use all proceeds we receive from purchases of the Notes to make Loans to borrowers on a first mortgage basis.

Ranking

The Notes will be contractually senior to all other indebtedness of KDM and separate and distinct from each other. The Notes will be secured special obligations of KDM. The security for each Note will be the corresponding note and first mortgage obligation of a borrower. KDM will be obligated to pay on each Note in a series only if, and to the extent that, KDM receives principal, interest, or late fee payments from the borrower on the corresponding loan funded by the proceeds of that series, and such borrower loan payments will be shared ratably among all Notes of the series after deduction of KDM’s service charge. In the event of a bankruptcy or similar proceeding of KDM, the relative rights of the holder of a Note should be separate and distinct, related directly to the underlying security, and held separate from the holders of other other indebtedness of KDM. If KDM were to become subject to a bankruptcy or similar proceeding, the holder of a Note will have a secured claim against KDM that will be limited in recovery to the corresponding borrower loan.

The indenture  contains provisions that strictly limit KDM’s ability to incur indebtedness in addition to the Notes. The Company may incur no debts other than the Notes except compensation owed to employees, rent for offices or obligations to utility and informational services and any other services which assist it in carryout its mortgage servicing and investor Note servicing functions. The Trust Indenture is filed as an Exhibit 4.1 to this Registration Statement.

Payments and Paying Agents

Subject to the limitations described under “Limitations on Payments,” KDM will make payments of principal and interest on the Notes within four business days of receiving Loan Payments (as defined below) in respect of the corresponding loan, in accordance with the payment schedule for each Note. Each Note will have a payment schedule described in its related Pricing Supplement. The extra four business days allow us to assure the finality of the transfer of funds under the ACH rules after we receive payments from borrowers.

The stated interest rate on each Note will be the same as the interest rate on the corresponding loan, less the Service Charge. Interest will be computed and will accrue on the Note in the same manner as the interest on the corresponding loan is computed and accrues.

All payments received from Loans with corresponding Notes will be collected in a special segregated account. KDM will be the initial paying agent for the Notes. KDM will make all required payments on each Note to the brokerage account of the holder in whose name the Note is registered on the record date for the relevant payment date. The record date for each payment date shall be the second business day prior to the actual payment date. If a payment date falls on a date that is not a business day, then such payment will be made on the next succeeding business day.

 “Business day” means each Monday, Tuesday, Wednesday, Thursday, and Friday that is (1) not a day on which the ACH system operated by the U.S. Federal Reserve Bank (the “ACH System”) is closed and (2) not a day on which banking institutions in San Francisco, California or New York, New York are authorized or obligated to close.

Limitations on Payments

For each series of Notes, “Loan Net Payments” means the amounts, if any, equal to the Loan Payments from the corresponding loan minus the applicable Service Charge.

“\Loan Payments” for each series of Notes means all amounts received by KDM in connection with the corresponding Loan, including without limitation, all payments or prepayments of principal and interest, any late fees and any amounts received by KDM upon collection efforts with respect to the corresponding Loan, but excluding the Unsuccessful Payment Fee, any check processing fees, any collection fees imposed by KDM or KDM’s third-party collection agency.

The “Service Charge” is an amount equal to 1.00% of all Loan Payments or such other amount stated in the Pricing Supplement for a specific series of Notes.

The “Unsuccessful Payment Fee” is a $35.00 fee or such lesser amount permitted by law charged by KDM when KDM’s payment request is denied for any reason, including but not limited to, insufficient funds in the borrower’s bank account or the closing of that bank account.

To the extent that anticipated Loan Payments from a Loan are not received by KDM, no payments will be due and payable by KDM on the Notes related to that Loan until an assignment of rents is completed or a foreclosure is completed and the property has been sold by KDM.

Prepayments

To the extent that a  borrower prepays a corresponding loan, such prepayment amount will be a Loan Payment and holders of Note interests related to that corresponding Loan will be entitled to receive their pro rata share of the prepayment. In the case of a partial prepayment of a corresponding Loan, we automatically reduce the outstanding principal and the term of the Loan is effectively reduced as the monthly payment amount remains unchanged.

Servicing Covenant

KDM is obligated to use commercially reasonable efforts to service and collect the Loans, in good faith, accurately and in accordance with industry standards customary for servicing loans such as the Loans. If KDM refers a delinquent Loan to a licensed attorney for collection, that referral shall be deemed to constitute commercially reasonable servicing and collection efforts. Furthermore, without the consent of the corresponding Noteholders, KDM may, at any time and from time to time, amend or waive any term of a Loan if it believes it is in the best interests of the Note holders. See “About the Loan Program — How the KDM Program Operates — Post-Closing Loan Servicing and Collection” for a description of KDM’s imposition of late fees. KDM will also be obligated to use commercially reasonable efforts to maintain backup servicing arrangements providing for the servicing of the loans.

The indenture contains  financial covenants or other covenants limiting KDM’s operations or activities, including the incurrence of indebtedness. The Company may incur no debts other than the Notes except compensation owed to employees, rent for offices or obligations to utility and informational services and any other services which assist it in carryout its mortgage servicing and investor Note servicing functions.

Consolidation, Merger, Sale of Assets

The indenture prohibits KDM from consolidating with or merging into another business entity or conveying, transferring or leasing our properties and assets substantially as an entirety to any business entity, unless:

•
the surviving or acquiring entity is a U.S. corporation, limited liability company, partnership, or trust, and it expressly assumes our obligations with respect to the outstanding Notes by executing a supplemental indenture;

•	immediately after giving effect to the transaction, no default shall have occurred or be continuing; and

•
 we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the transaction, and if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the indenture and all conditions precedent relating to such transaction have been complied with.

Denominations, Form and Registration

Except as may be provided otherwise for a particular series of Notes, we will issue Notes in denominations of $1000 or integral multiples of $1000. The Notes will be issued only in registered form and only in a single note in the name of Cede and Company and delivered to the facilities of Depository Trust Company for credit to each broker dealer member and further credit to their affiliated broker dealers and the clients of those broker dealers who own Notes. We will not issue certificates for the Notes. Investors will be required to hold their Notes through their broker dealer.

The laws of some states in the United States require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability of such persons to purchase Notes.

We reserve the right to issue certificated Notes only if we determine not to have the Notes held solely in electronic form.

Amortization

The amortization of the Notes will be the same as the amortization requirements of the corresponding first mortgage Loan and described in the Pricing Supplement for each series of Notes.

Events of Default

Under the terms of the indenture, any of the following events will constitute an event of default for a series of Notes:

•	failure by KDM to make required payments on the Notes for 30 days past the applicable due date, when payments have been received for a corresponding Loan;

•
failure by KDM to perform, or the breach of, any other covenant for the benefit of the holders of the Notes of such series which continues for 90 days after written notice from the Trustee or holders of 25% of the outstanding principal amount of the debt securities of all series for which such default exists as provided in the indenture, subject to an additional 90 day cure period; or

•	specified events relating to KDM’s bankruptcy, insolvency or reorganization.

It is not a default or event of default under the terms of the indenture if we do not make payments when a borrower does not make payments to us on the Loan corresponding with the particular series of Notes. In that case, KDM is not required to make payments on Notes, so no default occurs. See “RISK FACTORS.”

An event of default with respect to one series of Notes is not automatically an event of default for any other series.

If an event of default occurs due to bankruptcy, insolvency, or reorganization as provided in the indenture, then the stated principal amount of the Notes shall not become due and payable immediately without any act by the trustee or any holder of Notes. Notes shall continue to be due and payable only if the corresponding Loan has made payments.

The holders of a majority in aggregate principal amount of the outstanding Notes of any series, by notice to the trustee (and without notice to any other holder of Notes), may, on behalf of the holders of all such notes, waive an existing default with respect to such Notes and its consequences except (1) a default in the payment of amounts due in respect of such Notes or (2) a default in respect of a provision of the indenture that cannot be amended without the consent of each holder affected by such waiver. When a default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other default or impair any consequent right.

A holder of any Note of any series may not institute a suit against us for enforcement of such holder’s rights under the indenture or pursue any other remedy with respect to the indenture or the Notes unless:

•	the holder gives to the trustee written notice stating that an event of default with respect to the Notes is continuing;

•	the holders of at least 25% in aggregate principal amount of the outstanding Notes of that series make a written request to the trustee to pursue the remedy;

•	such holder or holders offer to the trustee security or indemnity satisfactory to it against any loss, liability or expense satisfactory to the trustee;

•	the trustee does not comply with the request within 60 days after receipt of the notice, the request and the offer of security or indemnity; and

•	the holders of a majority in aggregate principal amount of the outstanding Notes of that series do not give the trustee a direction inconsistent with such request during such 60-day period.

The indenture requires us every year to deliver to the trustee a statement as to performance of our obligations under the indenture and as to any defaults.

Satisfaction and Discharge of the Indenture

The indenture will generally cease to be of any further effect with respect to a Note if the Note has been fully satisfied with all payments due (either according to its schedule or through foreclosure and sale of the related property) from the underlying Loan being made and such Note has been delivered for cancellation.

Governing Law

The indenture and the Notes will be governed by the laws of the State of New York without regard to any principle of conflict of laws that would require or permit the application of the laws of any other jurisdiction.

Information Concerning the Trustee

Delaware Trust Company is the trustee under the indenture. From time to time, we may maintain deposit accounts and conduct other banking transactions with the trustee and its affiliates in the ordinary course of business. If and when the trustee becomes a creditor of ours, the trustee will be subject to the provisions of the Trust Indenture Act regarding the collection of claims against us. The trustee and its affiliates will be permitted to engage in other transactions; however, if they acquire any conflicting interest, the conflict must be eliminated or the trustee must resign.

Notes will be Book Entry Only

1.          The Depository Trust Company (“DTC”), New York, NY, will act as securities depository for the securities (the “Securities”). The Securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered Security certificate will be issued for Note, in the aggregate principal amount of such issue, and will be deposited with DTC.

2.          DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over 3.6 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). DTC has a Standard & Poor’s rating of AA+. The DTC Rules applicable to its Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com.

3.          Purchases of Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Securities on DTC’s records. The ownership interest of each actual purchaser of each Security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Securities, except in the event that use of the book-entry system for the Securities is discontinued.

4.          To facilitate subsequent transfers, all Securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such Securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

5.          Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of Securities may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the Securities, such as redemptions, tenders, defaults, and proposed amendments to the Security documents. For example, Beneficial Owners of Securities may wish to ascertain that the nominee holding the Securities for their benefit has agreed to obtain and transmit notices to Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

6.          Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to Securities unless authorized by a Direct Participant in accordance with DTC’s MMI Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to Issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

7.          Redemption proceeds, distributions, and dividend payments on the Securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from Issuer or Agent, on payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, Agent, or Issuer, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of Issuer or Agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

8.          DTC may discontinue providing its services as depository with respect to the Securities at any time by giving reasonable notice to Issuer or Agent. Under such circumstances, in the event that a successor depository is not obtained, Security certificates are required to be printed and delivered.

9.          Issuer may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, Security certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that KDM believes to be reliable, but KDM takes no responsibility for the accuracy thereof.

ABOUT KDM

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BUSINESS

Overview

Korth Direct Mortgage LLC originated its business in October of 2016 when it engaged its Chief Lending Officer. Since that time KDM has not yet transacted any business. We have applied for our Mortgage Lender Servicer License with the State of Florida and expect to receive that license presently. Our NMLS License Number is 1579547. KDM was registered in Florida in October 2006 under the name HCMK Consulting, LLC in 2009. We changed our name to J W Korth & Company LLC and then to Korth Direct Mortgage LLC in August of 2016. Our principal executive offices are located at 2937 SW 27th Avenue Suite 307, Miami, Florida 33133, and our telephone number is (800) 454-1628. Our website address is www.kdminvestor.com. Information contained on our website is not incorporated by reference into this prospectus; however, some information on our website may constitute a free writing prospectus.

Our operating history is limited. We are currently 100% supported by J. W. Korth & Company Limited Partnership, an SEC registered member of the Financial Regulatory Authority, founded in 1982. We believe we will continue to be supported by J. W. Korth & Company for the remainder of this fiscal year which will end on December 31, 2018During this time, we believe we will begin making Loans and selling Notes and the servicing fees we will earn will make us self-sufficient. We do not anticipate the need to raise any funds during this period. During this period, any staffing requirements will be supplied by J. W. Korth & Company. During this period we anticipate no research and development expenses and no expenses for plant and equipment and that office space will be provided by J. W. Korth & Company. We intend to hire employees or assign employees from J. W. Korth & Company to KDM as business development requires.

Sales, Marketing and Customer Service

On the borrower side, our marketing efforts are designed to attract borrowers to our website, to enroll them as clients, and to close transactions with them. We employ primarily email correspondence to mortgage brokers to encourage them to present loans to us for possible funding through the issuance of corresponding Notes. We are also contacting other financial institutions who may own commercial mortgages, and will attempt to purchase mortgages for the KDM program.

On the Noteholder side, we market to broker dealers and financial advisors using email, direct visits, and telephone, and are building a syndicate to rapidly distribute our Notes. J W Korth & Company, our affiliate and founder, has extensive experience in developing fixed income distribution programs and will apply its expertise to our Note sales.

Financial Information About Segments

We have a single segment of business which is issuing first mortgage commercial loans and sell Notes to support those loans. To date we have not done any business and as we do business we will file Pricing Supplements reflecting the issuing of loans and sales of Notes corresponding to those loans. Our current monthly expenses are approximately $13,000 and are 100% supported by J. W. Korth & Company.

Fraud detection

We consider fraud detection to be of utmost importance to the successful operation of our business. We employ a combination of proprietary technologies and commercially available licensed technologies and solutions to prevent and detect fraud. We use services from third-party vendors for user identification, credit checks and OFAC compliance.

Competition

The market for mortgage lending is competitive and rapidly evolving. We believe the following are the principal competitive factors in the lending market:

•	pricing and fees;

•	website attractiveness;

•	experience, including borrower full funding rates and investor returns;

•	branding; and

•	ease of use.

We face competition from major banking institutions, credit unions, credit card issuers and other consumer finance companies as well as smaller private lenders.

We may also face future competition from new companies entering our market. These companies may have significantly greater financial, technical, marketing and other resources than we do and may be able to devote greater resources to the development, promotion, sale and support of their consumer lending Programs. These potential competitors may be in a stronger position to respond quickly to new technologies and may be able to undertake more extensive marketing campaigns. These potential competitors may have more extensive potential borrower bases than we do. In addition, these potential competitors may have longer operating histories and greater name recognition than we do. Moreover, if one or more of our competitors were to merge or partner with another of our competitors or a new market entrant, the change in competitive landscape could adversely affect our ability to compete effectively.

Our success depends on developing a network of loan brokers who will refer transactions to us and a network of banks, financial advisors and registered representatives of brokerage firms who will place our Notes with their clients. We believe both the mortgage broker network and the distribution network for Notes is accessible through email and direct contacts and advertising in key spots. We also believe that there is a large niche for competitive single asset single borrower mortgage securities (“SASB”). Currently pooled assets guaranteed by government sponsored enterprises have yields to investors as much as 300 basis points less than ours can expect to provide. This difference is the cost of inventorying and pooling loans together with the cost of the guarantee. We believe there a millions of investors who can purchase small pieces of $10,000 of our reasonably low risk loans and build diversified portfolios of 10 different loans with as little as a total of $100,000. Our affiliate, J. W. Korth & Company, has a strong history in developing similar fixed income products and delivering them to a wide variety of retail brokerage firms for distribution to their clients.

It is highly likely that another brokerage firm or mortgage company may use our program as a model and attempt to execute it in a similar fashion. Fortunately, the market for commercial loans is more than $5 trillion and the market for retail securities is estimated by us to be about 3 times that. This makes room for competitors. We as a first mover can be expected to benefit as others enter the marketplace and market saturation can be expected to be several years in the future.

We also intend to make the KDM Program available to other banks and broker dealers who may want to originate loans and acquire and distribute notes. We believe this service may be very economic and beneficial to certain other financial institutions. As we develop our syndicate for distribution of the Notes, we plan to make other institutions aware of the possibility of using KDM as a platform to generate new issue investment banking business.

Our Loan and Note Rating Program

We give each of our Loans or Loan pools and the corresponding Notes a rating. This rating is disclosed on our website for each Loan and Note. It is also disclosed in our Pricing Supplement for the issuance of each Note. Loans and corresponding Notes are reviewed periodically and ratings may be changed at any time.

We are not a Nationally Recognized Statistical Rating Agency (NRSRO) as defined by the Securities and Exchange Commission. We have certain conflicts of interest in producing our ratings. We discuss management of these conflicts of interest below. We have no history of performance under our ratings categories. The ratings categories are based on the judgement of experienced mortgage lenders and investment bankers. As we develop a history we will publish our track record in various future filings and on our website.

Our transactions are generally known in the mortgage industry as “Single Asset Single Borrower” or “SASB” transactions. Our SASB transactions generally take one of two forms. The first has a loan secured by one or multiple properties and the second are by grouping of loans to one borrower. In these group loans they are often cross-collateralized and have cross-default terms. Credit risk for these transactions is identified at several levels –the sponsor, property type, property age, property count, geographic location, loan to value, debt service coverage ratio. To account for these risks as we analyze and rate potential loans we look separately at each of these factors and weight each with a score for each factor. Our scoring matrix is below:

Score Categories	Possible Maximum
Loan to Value	7
Credit Score of Borrower	5
Debt Service Coverage	4
Property Type	4
Property Age	5
Property Demand	5
Building Condition	3

Total	33

Loan to Value  – KDM Loan to Value, LTV, is based off of the appraised 90 day liquidation value of the property.  In a foreclosure scenario we believe basing our loan on a 90 liquidation value will allow KDM to more quickly recover our client’s investment proceeds and will hedge against any potential downturn in the real estate market.  Any LTV of 54.99% or less will receive a maximum rating score of 7 and any loan with an LTV of no greater than 80% will receive a 1.

Credit Score of Borrower – Our borrowers are single purpose entities and not individuals. Nevertheless, wherever possible, we analyze the credit score from the controlling owner of the single purpose entity. If it is another entity we will look back to the owner of that entity until we identify an individual. Credit Score category values range from 1-5 with the anything above 740 receiving a 5 and less than 660 receiving a 1.

Debt Service Coverage Ratio – For us, DSCR is the cash flow of the property after all management expenses taxes and insurance. The DSCR rating score is broken down as follows:

DSCR > 1.35 = A maximum score of 4

DSCR > 1.30 = 3

DSCR > 1.25 = 2

DSCR > 1.20 = A minimum score of 1

Property Type – Using historical loan performance data we have developed a rating system based on property type.  KDM believes historical loan performance is one of the strongest indicators currently available to us as a measure of risk.  The scoring system is as follows:

Multifamily – 4
Mixed-use – 3
Self-Storage / Warehouse – 2
Retail – 1

Property Age – KDM believes there will generally be stronger demand for a newer property than for an older property.  The scoring system is as follows:

Age < 9 = 5
Age > 10 = 4
Age > 20 = 3
Age > 30 = 2
Age > 40 = 1

Property Demand – KDM’s property demand scoring is based off of the year over year growth of the county the subject property is located in.  Historical data has shown a strong correlation between population growth and local economic strength.  KDM will still make the necessary adjustments to large metropolitan statistical areas that may not look as strong as a small community with a sudden population growth. Communities that have fewer than 500,000 inhabitants are automatically scored at 0.  The scoring system is as follows:

Growth > 5% = 5
Growth > 4% = 4
Growth > 3% = 3
Growth > 2% = 2
Growth > 1% = 1

Building Condition – For all property types, KDM believes property condition is a strong indicator of the property’s potential.  A property in excellent condition is going to have the opportunity to attract more customers and potential to produce more income than a merely serviceable property.  The scoring system is a follows:

Excellent = 3
Average = 2
 Serviceable = 1

Once the scoring system is completed for each Loan and its corresponding Note, we then apply a standard statistical rating letter formula. This formula is as follows:

Rating	Composite Score
AAA	33
AA	31
A	27
BBB	22
BB	18
B	13

Obligations rated:

AAA - are judged to be highest quality, subject to the lowest level of credit risk.
AA - are judged to be of high quality and are subject to very low credit risk.
A  - are judged to be upper-medium grade and are subject to low credit risk.
BAA - are judged to be medium-grade and subject to moderate credit risk and as such may possess certain speculative characteristics.
BA - are judged to be speculative and are subject to substantial credit risk.
B  - are considered speculative and are subject to high credit risk.

Conflicts of Interest Regarding our Ratings

We have a conflict of interest regarding our ratings. The same people doing our ratings may also benefit from the sales of Notes and making new Loans. Further we are 100% owned by J. W. Korth & Company which may be distributing our Notes and making a market in our Notes. Ratings will be reviewed periodically and changed as necessary for each Loan and the corresponding Note. The secondary market prices for our Notes may move up or down if the rating is changed. Therefore to limit the effect of the conflict of interest between traders making markets and changes in ratings it shall be a strict policy of the company that the people reviewing ratings may not communicate or socialize with the traders making markets in our Notes and that all changes in ratings will be published as promptly as possible.

We may change any of our procedures regarding managing our conflicts of interest at any time. We also may amend our rating procedure at any time.

Intellectual Property

We do not believe we have intellectual property as an asset. Rather our strengths lie in our knowledge of how to access the network of loan brokers and the network of Note distributors.

Employees

As of December 31, 2016, we employed 1 full-time employee and 5 J. W. Korth & Company are devoting partial time to developing the business. Our full time employee is our Chief Lending Officer and is responsible for developing the mortgage broker network for origination of loans.

Facilities

As of December 31, 2016 we maintained offices within the office of J. W. Korth & Company at 2937 SW 27th Avenue, Suite 307, Miami, Florida 33133. This office is provided free of charge until we become profitable under a Support Agreement between  J. W. Korth & Company and us. After we become profitable we expect to lease offices in our own name and repay our development costs to J. W. Korth & Company pursuant to the Support Agreement.

Subsidiaries

As of December 31, 2016 we had no subsidiaries.

Legal Proceedings

We are not currently subject to any material legal proceedings. We are not aware of any litigation matters which have had, or are expected to have, a material adverse effect on us or our parent, J. W. Korth & Company.

Prior Operation of the KDM Program

In May 2016 we completed the securitization of a loan participation known as KDM2016 –K001. This was a test completed under SEC Regulation D and the related document which appears at KDMinvestor.com was used to obtain a CUSIP number and place the documents on the Bloomberg trading system so it was accessible to all brokers who subscribed to that system. In August 2016 we create a second SEC Regulation D offering known as KDM 2016-K002 and placed the offering with a CUSIP number on Bloomberg. J. W. Korth & Company’s wholesale mortgage desk attempted to sell this high quality multi-family offering and we learned that nearly every broker dealer in our selling network was not open to selling Regulation D offerings restricted to accredited investors. After this experience, we chose to file this document and provide a framework for a public offering for future loans. The form of the Regulation D filings is now the basis for our Pricing Supplements for the Notes to be issued by KDM under this prospectus.

GOVERNMENT REGULATION

Overview

Regarding Loans. We intend to focus our efforts in the commercial mortgage industry. Mortgages for commercial properties are lightly regulated and we believe there are essentially no restrictions to our creating loans for borrowers of a commercial variety. One area of regulatory concern is anti-money laundering and anti-terrorism federal statutes and we will use all means required to comply.

When and if we enter the residential loan market we will file an amendment of this document to describe how we will deal with the broad regulatory structure of the residential loan industry.

Regarding Notes. All sales of Notes will proceed through fully licensed broker dealers and member of the Financial Industry Regulatory Authority. These dealers are highly regulated and can be expected to comply with all securities rules and regulations. In every case there will be a Lead Dealer or Underwriter who will be responsible for identifying and delivering Notes to other dealers and who will monitor the program distribution for compliance.

Other Regulations

Electronic Fund Transfer Act and NACHA Rules

The federal Electronic Fund Transfer Act (“EFTA”), and Regulation E, which implements it, provides guidelines and restrictions on the electronic transfer of funds from consumers’ bank accounts. In addition, transfers performed by ACH electronic transfers are subject to detailed timing and notification rules and guidelines administered by the National Automated Clearinghouse Association (“NACHA”). Most transfers of funds in connection with the origination and repayment of the loans are performed by ACH. We obtain necessary electronic authorization from s for such transfers in compliance with such rules. Transfers of funds through the Program are executed by JP Morgan Chase and conform to the EFTA, its regulations, and NACHA guidelines.

Electronic Signatures in Global and National Commerce Act/Uniform Electronic Transactions Act

The federal Electronic Signatures in Global and National Commerce Act (“ESIGN”) and similar state laws, particularly the Uniform Electronic Transactions Act (“UETA”), authorize the creation of legally binding and enforceable agreements utilizing electronic records and signatures. ESIGN and UETA require businesses that want to use electronic records or signatures in consumer transactions to obtain the consumer’s consent to receive information electronically. When a borrower registers on the Program, we obtain his or her consent to transact business electronically and maintain electronic records in compliance with ESIGN and UETA requirements.

Bank Secrecy Act

In cooperation with our mortgage broker loan originators and with our broker dealer distributors, we implement the various anti-money laundering and screening requirements of applicable federal law. With respect to new borrowers, we apply the customer verification program rules and screen names against the list of Specially Designated Nationals maintained by OFAC pursuant to the USA PATRIOT Act amendments to the Bank Secrecy Act (“BSA”) and its implementing regulation. We also have an anti-money laundering policy and procedures in place to voluntarily comply with the anti-money laundering requirements of the USA PATRIOT Act and the BSA.

New Laws and Regulations

From time to time, various types of federal and state legislation are proposed and new regulations are introduced that could result in additional regulation of, and restrictions on, the business of consumer lending. We cannot predict whether any such legislation or regulations will be adopted or how this would affect our business or our important relationships with third parties. In addition, the interpretation of existing legislation may change or may prove different than anticipated when applied to our business model. Compliance with such requirements could involve additional costs, which could have a material adverse effect on our business.

In addition, see “Risk Factors — Financial regulatory reform could result in restrictions, oversight and costs that have an adverse effect on our business” regarding the risks of government financial regulatory reform plans.

Foreign Laws and Regulations

We do not permit non-U.S. residents to register as borrowers on the Program and we do not operate outside the United States. It is, therefore, not subject to foreign laws or regulations.

MANAGEMENT

Executive Officers, Directors and Key Employees

The following table sets forth information regarding our executive officers, directors and key employees as of December 31, 2016:

Name	Age	Position(s)
Executive Officers and Directors:
James Korth*	66	Director and Chief Executive Officer
Holly MacDonald-Korth*	41	Chief Financial Officer, Principal Financial/Accounting Officer
Daniel Llorente	37	Chief Lending Officer
James Schaberg*	65	Advisory Board Member
James Ferry*	54	Advisory Board Member
*employed by J. W. Korth & Company

EXECUTIVE COMPENSATION

For the year ended December 31, 2016, our Chief Lending Officer was the only employee to receive compensation from us. He earns $120,000 per year as a salary for his services. The Chief Lending Officer’s salary is currently paid from money transferred from J. W. Korth & Company pursuant to the Support Agreement.

TRANSACTIONS WITH RELATED PERSONS

Since our inception, J. W. Korth & Company has been paying all of KDM’s expenses pursuant the Support Agreement executed between KDM and J. W. Korth & Company. KDM is a wholly owned subsidiary of J. W Korth & Company.

Indemnification Agreements

Our amended and restated certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by Florida Law.

PRINCIPAL SECURITYHOLDERS

J. W. Korth & Company owns 100% of the outstanding equity of KDM.

LEGAL MATTERS

The validity of the Notes we are offering has been passed upon bySegal, Lipman and Shepard, LLP

EXPERTS

We have engaged Richey May & Co, and independent registered public accounting firm, to provide audit services for  our fiscal years which end December 31, 2016 and 2017.

FINANCIAL STATEMENTS

KORTH DIRECT MORTGAGE LLC

REPORT ON FINANCIAL STATEMENTS

FOR THE PERIOD FROM

OCTOBER 1, 2016 (COMMENCEMENT OF OPERATIONS)

THROUGH DECEMBER 31, 2016

KORTH DIRECT MORTGAGE LLC

FINANCIAL STATEMENTS
FOR THE PERIOD FROM OCTOBER 1, 2016 (COMMENCEMENT OF OPERATIONS)
THROUGH DECEMBER 31, 2016 DECEMBER 31, 2016

PAGE

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-3

FINANCIAL STATEMENTS

Statement of Financial Condition	F-4

Statement of Operations	F-5

Statement of Changes in Members’ Equity (Deficit)	F-6

Statement of Cash Flows	F-7

Notes to Financial Statements	F-8 – F-10

9605 S. Kingston Ct. Suite 200 Englewood, CO 80112 303-721-6131 www.richeymay.com Assurance | Tax | Advisory

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Korth Direct Mortgage LLC

We have audited the accompanying financial statements of Korth Direct Mortgage LLC, (the “Company”), which comprise the statement of financial condition as of December 31, 2016, and the related statements of operations, changes in members’ equity (deficit), and cash flows for the period from October 1, 2016 (commencement of operations) through December 31, 2016, and the related notes to the financial statements.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement position.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred above present fairly, in all material respects, the financial position of Korth Direct Mortgage LLC as of December 31, 2016, and the results of its operations, changes in its member’s equity (deficit) and its cash flows for the period from October 1, 2016 (commencement of operations) through December 31, 2016 in in accordance with accounting principles generally accepted in the United States of America.

/s/ Richey May & Co., LLP

Englewood, Colorado
March 14, 2017

KORTH DIRECT MORTGAGE LLC
 STATEMENT OF FINANCIAL CONDITION
DECEMBER 31, 2016

ASSETS

CURRENT ASSETS
Cash and Cash Equivalents	$7,290
Total Current Assets	7,290

TOTAL ASSETS	$7,290

LIABILITIES AND MEMBERS’ DEFICIT

CURRENT LIABILITIES
Due to Parent	$73,061
Taxes Payable	8,213
Total Current Liabilities	81,274

MEMBERS’ DEFICIT
Capital	3,522
Current Loss	(77,506)
Total Members’ Deficit	(73,984)

TOTAL LIABILITIES AND MEMBERS’ DEFICIT	$7,290

See accompanying notes to the financial statements.

KORTH DIRECT MORTGAGE LLC
 STATEMENT OF OPERATIONS
FOR THE PERIOD FROM OCTOBER 1, 2016 (COMMENCEMENT OF OPERATIONS)
THROUGH DECEMBER 31, 2016

REVENUES
Total Revenues	$-

COST OF SALES
Bank Fees	15
Marketing	1,557
License and Registration	717
2,289

GROSS PROFIT (LOSS)	(2,289)

OPERATING EXPENSES
Office Supplies	713
Salaries	21,092
Payroll Taxes	8,213
Professional & Legal	45,199
Total Expenses	75,217

Net Income From Operations (Loss)	(77,506)

NET LOSS	$(77,506)

See accompanying notes to the financial statements.

KORTH DIRECT MORTGAGE LLC
 STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)
FOR THE PERIOD FROM OCTOBER 1, 2016 (COMMENCEMENT OF OPERATIONS)
THROUGH DECEMBER 31, 2016

Members’ Equity – October 1, 2016	$-
Member Contributions	3,522
Net Loss	(77,506)

MEMBERS’ DEFICIT – DECEMBER 31, 2016	$(73,984)

See accompanying notes to the financial statements.

KORTH DIRECT MORTGAGE LLC
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM OCTOBER 1, 2016 (COMMENCEMENT OF OPERATIONS)
THROUGH DECEMBER 31, 2016

CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(77,506)
Adjustments to Reconcile Net Loss to
Net Cash Provided by Operating Activities:
Changes in Operating Assets and Liabilities:
Due to Parent	73,061
Taxes Payable	8,213
Total Adjustments	81,274

NET CASH PROVIDED BY OPERATING ACTIVITIES	3,768

NET CASH USED IN INVESTING ACTIVITIES	-

CASH FLOW FROM FINANCING ACTIVITIES
Member Contributions	3,522

NET CASH USED IN FINANCING ACTIVITIES	3,522

NET INCREASE IN CASH AND CASH EQUIVALENTS	7,290

CASH AND CASH EQUIVALENTS – OCTOBER 1, 2016	-

CASH AND CASH EQUIVALENTS – DECEMBER 31, 2016	$7,290

See accompanying notes to the financial statements

NOTE 1 -	NATURE OF BUSINESS

Korth Direct Mortgage, LLC (“KDM”) is a limited liability company formed in the State of Florida. The Company is a wholly owned subsidiary of J. W. Korth & Company, L.P. an SEC and FINRA registered broker dealer. KDM was created to sell notes payable by and secured by mortgage loans or participations. KDM is intended to be a bankruptcy remote entity and pursuant to its Operating Agreement may not incur any debt other than support provided by its owner J. W. Korth & Company.

KDM and .J. W. Korth & Company executed a support agreement that provides financial, managerial, and office support to KDM until it is fully operational and a going concern. Pursuant to this agreement, for any moneys owed by KDM to J. W Korth, J. W. Korth may not seek reimbursement from KDM until KDM shall maintain a liquid net worth of at least $1,000,000 for a minimum period of 90 days.

NOTE 2 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The accompanying financial statements are solely for KDM. The financial statements of the parent company, J. W. Korth & Company, have these accounts consolidated within them.

BASIS OF ACCOUNTING

The accompanying financial statements have been prepared on the accrual basis of accounting, in accordance with accounting principles generally accepted in the United States of America.

CASH AND CASH EQUIVALENTS

For purposes of the statement of cash flows, KDM considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

REVENUE RECOGNITION

Revenue primarily results from fees earned. KDM has not yet earned any of these fees at the time of this filing. Expected fees include loan transaction fees paid by borrowers, banks, and holders of loans, along with servicing fees paid by investors.

ESTIMATES

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 (Continued) –

DUE TO PARENT AND PAYABLES

Items due to parent are operating expenses due to the parent company, J. W. Korth & Company, L.P. pursuant to the support agreement. The date such payments are due has not yet been determined since revenue generating operations have not yet commenced. A repayment plan for operating expenses will be created once KDM is an independently going concern.

Taxes payable is payroll taxes accrued and not yet paid.

INCOME TAXES

The Company is a limited liability company which is treated as a partnership for federal and state income tax. Accordingly, no provision for federal income taxes is required since the members report their proportionate share of company taxable income or loss on their respective income tax returns. Such income or losses are proportionately allocated to the members based upon their ownership interests.

In accordance with FASB ASC 740, management has evaluated uncertain tax positions taken or expected to be taken in the Company’s tax returns. In order for a benefit to be recognized, a tax position must be more-likely-than-not to be sustained when challenged or examined by the applicable taxing authority. For the period ended December 31, 2016, the Company has no material uncertain tax positions to be accounted for in the financial statements.

NOTE 3 -	COMMITMENTS

The Company relies entirely on its parent, J. W. Korth & Company, L.P. to provide office space, internet connectivity, phone service and incidentals for the foreseeable future.

NOTE 4 -	INDEMNIFICATIONS

The Company provides representations and warranties to counterparties in connection with a variety of commercial transactions and occasionally indemnifies them against potential losses caused by the breach of those representations and warranties. These indemnifications generally are standard contractual terms and are entered into in the normal course of business. The maximum potential amount of future payments that the Company could be required to make under these indemnifications cannot be estimated. However, the Company believes that it is unlikely it will have to make material payments under these arrangements and has not recorded any contingent liability in the financial statements for these indemnifications.

NOTE 5 -	CUSTOMERS

As of December 31, 2016, KDM had no customers.

NOTE 6 – RELATED PARTY TRANSACTIONS

The Company is currently supported by its parent company, J. W. Korth & Company, L.P. This support is expected to be repaid once KDM is cash flow positive. KDM records this value as a liability on its balance sheet. KDM owes J. W. Korth & Company $73,061 as of December 31, 2016. Pursuant to the Support Agreement between KDM and J. W. Korth & Company, J. W. Korth & Company may not seek reimbursement from KDM until KDM shall maintain a liquid net worth of at least $1,000,000 for a minimum of 90 days.

NOTE 7 – SUBSEQUENT EVENTS

The Company has evaluated all events or transactions that occurred after December 31, 2016 through the date of these financial statements, which is the date that the financial statements were available to be issued. During this period, there were no material subsequent events requiring disclosure.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution

The following table indicates the expenses to be incurred in connection with the offering described in this Registration Statement, all of which will be paid by J. W. Korth & Company under the Support Agreement. All amounts are estimated except the Securities and Exchange Commission registration fee.

Amount
Securities and Exchange Commission registration fee	$11,590
Accountants’ fees and expenses	$10,000
Legal fees and expenses	$20,000
Blue Sky fees and expenses	$20,000
Miscellaneous	$10,000
Total Expenses	$71,590

Indemnification of Directors and Officers

Our Operating Agreement provides that the liability of the directors of KDM for monetary damages shall be eliminated to the fullest extent under applicable law.

Recent Sales of Unregistered Securities

There have been no sales of KDM shares. As we go through the process to make this filing effective with the US Securities and Exchange Commission we plan on selling Notes under SEC Regulation D Rule 506(c) to accredited investors or Regulation 144A to Qualified Institutional Buyers. In selling these Notes we are using the same process described in this prospectus and using this document in the form  as last filed with the SEC as part of the disclosure process to investors. As soon as this Registration Statement is effective we intend to file the  Loan Term Sheet and Sales Report for each Note issued by us and thereby register those Notes.

Exhibits

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated by reference herein.

Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5. That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

6. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Miami, Florida on March 20, 2017.

Signature	Title

/s/ James W. Korth	Chief Executive Officer	3/20/2017
(Principal Executive Officer)

/s/ Holly MacDonald-Korth	Chief Financial Officer
Holly MacDonald-Korth	(Principal Financial & Accounting Officer and director)	3/20/2017

Exhibit Index

Exhibit Number	Description

1.1	Underwriting Agreement will be filed from time to time with Pricing Supplements when Notes are subject to such an agreement.*

3.1	Members Operating Agreement of Korth Direct Mortgage LLC, a Florida Limited Liability Company*

3.2	Articles of Organization for HCMK Consulting LLC filed on July 24, 2009*

3.3	Articles of Amendment to Articles of Organization Changing Name from HCMK Consulting LLC to J W Korth & Company LLC filed on November 18, 2010*

3.4	Articles of Amendment to Articles of Organization Changing Name from J W Korth & Company LLC to Korth Direct Mortgage LLC filed August 24, 2016*

4.1	Form of Indenture between Korth Direct Mortgage LLC and Delaware Trust*

5.	Opinion as to Legality of Notes by Counsel to be Named**

10.	Form of Support Agreement*

10.2	Form of Assignment of Rents*

23.	Consent of Experts and Counsel

25.	Statement of Eligibility of Trustee**

* Previously Filed
** To be filed with Pre-Effective Amendment